Exhibit (h)(1)

DISTRIBUTION AGREEMENT

This Agreement is made as of January 23, 2025, between NB Asset-Based Credit Fund, a Delaware limited liability company (“Fund”), and Neuberger Berman BD LLC, a Delaware limited liability company (“Distributor”).

WHEREAS, the Fund is a closed end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Fund may rely on an exemptive order received from the Securities and Exchange Commission (the “SEC”), which permits the Fund to offer multiple classes of shares (the “Order”);

WHEREAS, pursuant to the Order, the shares of beneficial interest of the Fund (“Shares”) may be divided into several classes; and

WHEREAS, the Fund desires to retain the Distributor as principal underwriter for the sale and distribution of Shares of each class of the Fund, and the Distributor is willing to act as principal underwriter for the sale and distribution of Shares of each class of the Fund; and

WHEREAS, the Fund has approved a Distribution and Servicing Plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) with respect to each of Class A-1 and Class A-2 Shares of the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. The Fund hereby appoints the Distributor as principal underwriter for the sale and distribution of Shares of each class of the Fund and the Distributor hereby accepts such appointment. All sales by the Distributor shall be expressly subject to acceptance by the Fund. The Fund may suspend sales of the Shares of any one or more classes at any time, and may resume sales at any later time. The Distributor, in consultation with the investment manager, may suspend sales of the Shares of any one or more classes at any time, may grandfather continuing sales to any group or category of existing shareholders, and may resume sales at any later time, subject in each case to a requirement that the Distributor promptly notify the Fund’s Board of Trustees of the decision and subject to the authority of the Board of Trustees to override such decision.

2. (a) The Distributor agrees that: (i) all Shares sold by the Distributor shall be sold at the offering price (which is the net asset value (“NAV”) thereof as described in Section 3 hereof) plus any applicable sales charge as described in the Fund’s then-current prospectus and statement of additional information (the “Prospectus”), and (ii) the Fund shall receive 100% of such offering price.

(b) Subject to applicable law and as requested by the Fund, the Fund will be offered by registered investment advisers and, additionally, by qualified dealers with whom the Distributor shall have entered into agreements (such financial intermediaries, together with such registered investment advisers, being referred to collectively herein as “Financial Intermediaries”). The Distributor may enter into agreements, in form and substance satisfactory to the Fund, with Financial Intermediaries, providing for such Financial Intermediaries to sell Shares of the Fund. The Distributor may compensate Financial Intermediaries for services they provide under such agreements with (i) any applicable sales charge described in the Fund’s Prospectus, (ii) any payments made pursuant to the Plan, or (iii) other payment from the Distributor’s or its affiliates’ own resources as the Distributor or its affiliates may determine from time to time. Payment of any such sales charge or other payment shall be the sole obligation of the Distributor, provided that the Distributor shall not be obligated to make any payment pursuant to the Plan unless the Distributor has received a corresponding payment from the Plan. The form of any agreement in which payments are made pursuant to the Plan, and the compensation to be paid thereunder, shall be approved by the Board of Trustees.

(c) The Distributor can use any of the officers and employees of Neuberger Berman Group LLC to provide any of the services or reports required under this Agreement.

(d) The Distributor has not and will not solicit any offer to buy or offer to sell Shares in any manner which would be inconsistent with applicable laws and regulations, including the Securities Act of 1933, as amended (“1933 Act”), the Securities Exchange Act of 1934, as amended, the 1940 Act, the regulations of the Financial Regulatory Industry Authority (including Rule 2341) or with the procedures for solicitations contemplated by the Prospectus.

(e) The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish promptly to the Fund any comments provided by regulators with respect to such materials.

(f) The Distributor shall prepare reports for the Board of Trustees regarding its activities under this Agreement with respect to each class of Shares as from time to time shall be reasonably requested, including reports regarding the use of payments received by the Distributor under the Plan, if any.

3. The Fund agrees to supply to the Distributor, promptly after the time or times at which the Fund’s NAV is determined, a statement of the NAV of each class of Shares, determined in the manner set forth in the Fund’s Prospectus.

4. Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Distributor who are licensed as registered representatives of the Distributor (“Registered Reps”) or Financial Intermediaries shall solicit potential investors, distribute marketing materials and subscription and other materials to potential investors, or otherwise service or assist in the offering of the Shares during the term of this Agreement. All orders for purchase shall be made through Financial Intermediaries or Registered Reps and all orders for

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purchase and investor applications certifying that the Shares being purchased are being acquired by an eligible investor shall be directed to the Fund or its agent for acceptance and shall not be binding until accepted by the Fund. The Fund may, in its discretion, refuse to accept any order for the purchase of Shares that the Distributor may tender to it.

5. (a) All sales literature and advertisements used by the Distributor in connection with sales of Shares shall be subject to approval by the Fund. The Fund authorizes the Distributor, in connection with the sale or arranging for the sale of Shares, to provide only such information and to make only such statements or representations as are contained in the Fund’s Prospectus or in such financial and other statements furnished to the Distributor pursuant to the next paragraph or as may properly be included in sales literature or advertisements in accordance with the provisions of the 1933 Act, the 1940 Act and applicable rules of self-regulatory organizations. The Fund shall not be responsible in any way for any information provided or statements or representations made by the Distributor or its representatives or agents other than the information, statements and representations described in the preceding sentence.

(b) The Fund shall keep the Distributor fully informed with regard to its affairs, shall furnish the Distributor with a certified copy of all of its financial statements and a signed copy of each report prepared for it by its independent auditors, and shall cooperate fully in the efforts of the Distributor to negotiate and sell Shares and in the Distributor’s performance of all its duties under this Agreement.

6. The Distributor shall pay all its own costs and expenses connected with the sale of Shares.

7. The Fund shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Funds authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

8. The Fund represents and warrants that the Registration Statement and the Prospectus (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor, pursuant to Section 5(b) hereof, shall be true and correct in all material respects.

9. Both the Distributor and the Fund have established the following procedures in connection with the offer and sale of Shares and agree that neither party will make offers or sales of any Shares except in compliance with such procedures:

(a) No sale of Shares to any one investor will be for less than the minimum denominations as may be specified in the Prospectus or as the Fund shall advise.

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(b) No offer or sale of any Shares shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Shares have not been registered or qualified for offer and sale under applicable state securities laws unless such Shares are exempt from the registration or qualification requirements of such laws.

10. (a) This Agreement, as amended, shall become effective on the date first written above and shall remain in full force and effect for two years from that day, and may be continued from year to year thereafter; provided, that such continuance shall be specifically approved each year by the Board of Trustees or by a majority of the outstanding voting securities of the Fund, and in either case, also by a majority of the Board members who are not interested persons of the Fund or the Distributor (“Disinterested Trustees”). This Agreement may be amended with the approval of the Board of Trustees or of a majority of the outstanding voting securities of the Fund; provided, that in either case, such amendment also shall be approved by a majority of the Disinterested Trustees.

(b) Either party may terminate this Agreement without the payment of any penalty, upon not more than sixty days’ nor less than thirty days’ written notice delivered personally or mailed by registered mail, postage prepaid, to the other party; provided, that in the case of termination by the Fund, such action shall have been authorized by (i) the Board of Trustees, (ii) a majority of the outstanding voting securities of the Fund, or (iii) a majority of the Disinterested Trustees.

(c) This Agreement shall terminate automatically in the event of its “assignment.”

11. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Fund and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Section 11. Any such interpretations or clarifications shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulations, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

12. This Agreement is made and to be principally performed in the State of New York, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

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13. All communications and notice shall be given to each party at the following addresses:

If to the Distributor:

Neuberger Berman BD LLC

1290 Avenue of the Americas

New York, New York 10104

Attn: Legal/Compliance

If to the Fund:

NB Asset-Based Credit Fund

1290 Avenue of the Americas

New York, New York 10104

14. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument.

15. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer in one or more counterparts as of the date first written above.

NB ASSET-BASED CREDIT FUND

By:	/s/ Dean Winick
Name:	Dean Winick
Title:	Treasurer

NEUBERGER BERMAN BD LLC

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Authorized Signatory
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